497 1 d497.htm SMITH BARNEY INVESTMENT SERIES
SUPPLEMENT DATED DECEMBER 1, 2005

TO THE

PROSPECTUSES AND STATEMENTS OF ADDITIONAL
INFORMATION

OF THE

FUNDS INDICATED BELOW



The following supplements the sections of each of the Prospectuses for the funds listed below entitled Management:



On December 1, 2005, Citigroup Inc. (Citigroup) completed the sale of substantially all of its asset management business, Citigroup Asset
Management (CAM), to Legg Mason, Inc. (Legg Mason).
As a result, the fund's investment adviser (the
Manager), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the fund's existing investment management contract to terminate.



The fund's shareholders previously approved a new investment management contract between the fund and the Manager which became effective on December 1, 2005.



Legg Mason, whose principal executive offices are at 100 Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of September 30, 2005, Legg Mason's asset management operation had aggregate assets under management of approximately
$417 billion, of which approximately 21% represented assets in mutual and closed-end funds sponsored by Legg Mason and its affiliates.



The fund's Board has appointed the fund's current distributor, Citigroup Global Markets Inc. (CGMI), and
Legg Mason Investor Services, LLC (LMIS), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the fund. The fund's Board has also approved an amended and restated Rule 12b-1
Plan with respect to Salomon Brothers Class B shares of SB Government Portfolio.



The procedures described in the Prospectus under the captions Buying shares, and Redeeming shares or Share Transactions will not change as a result of the new distribution arrangements.



Under a licensing agreement between Citigroup and Legg Mason, the name of the fund, the names of any classes of shares of the fund, and the names of investment advisers of the fund, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates (Citi Marks) are licensed for use by Legg Mason and by the fund. Citi Marks include, but are not limited to, Smith Barney, Salomon Brothers, Citi, Citigroup Asset
Management, and Davis Skaggs Investment
Management. Legg Mason and its affiliates, as well as the Manager, are not affiliated with Citigroup.



All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.



The following disclosure supplements the section of the SAIs for each of the funds listed below entitled Distributor:



Effective December 1, 2005, LMIS, located at 100
Light Street, Baltimore, Maryland 21202; and CGMI, located at 388 Greenwich Street, New York, New York
10013 serve as the fund's co-distributors pursuant to written agreements or amendments to written agreements, in each case dated December 1, 2005 that were approved by the fund's Board on November 21, 2005
(the Distribution Agreements). As a result, references in the SAI to the fund's distributor or principal underwriter include LMIS and CGMI.



Effective December 1, 2005, Salomon Brothers Class
B shares of SB Government Portfolio pay service and distribution fees to each of LMIS and CGMI for the services they provide and expenses they bear under the Distribution Agreements. The expenses intended to be covered by the distribution fees include those of each co-distributor. Generally, the Rule 12b-1 fees will be used to support the sales and distribution efforts of the annuity and insurance contract distributors and sales forces. The co-distributors will provide the fund's Board with periodic reports of amounts expended under the Class B Rule 12b-1 Plan and the purposes for which such expenditures were made.



The following disclosure supplements the section of the SAIs for each of the funds listed below entitled Portfolio Transactions and Brokerage or Portfolio Transactions:



Effective December 1, 2005, CGMI will no longer be an affiliated person of the fund under the Investment
Company Act of 1940, as amended. As a result, the fund will be permitted to execute transactions with CGMI or an affiliate of CGMI as agent (but not as principal) without the restrictions applicable to transactions with affiliated persons. Similarly, the fund will be permitted to purchase securities in underwritings in which CGMI or an affiliate of CGMI is a member without the restrictions imposed by certain rules of the Securities and Exchange Commission. The Manager's use of CGMI or affiliates of CGMI as agent in portfolio transactions with the fund will be governed by the fund's policy of seeking the best overall terms available.



SMITH BARNEY INVESTMENT SERIES

SB Government Portfolio

Smith Barney Shares
    February 25, 2005
Salomon Brothers Shares
    February 25, 2005
Smith Barney Premier Selections All Cap Growth Portfolio
    February 25, 2005
Smith Barney Growth and Income Portfolio
    February 25, 2005
Smith Barney Dividend Strategy Portfolio
    February 25, 2005



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